EXHIBIT 99.1

NEWS RELEASE for February 21, 2006

Contact:

Roberta L. Smigel
Clarient, Inc.
(949) 276.0110

CLARIENT REPORTS 2005 FOURTH QUARTER, YEAR END RESULTS

Fourth Quarter Revenue Increases 109% and Operating Loss Declines 36% Compared to Prior Year

SAN JUAN CAPISTRANO, Calif. (February 21, 2006) — Clarient, Inc. (Nasdaq: CLRT), a premier technology and services resource for pathologists, oncologists and the pharmaceutical industry, today reported that substantial growth in both of its primary business units resulted in record total net revenue of $6.0 million for the fourth quarter ended December 31, 2005, a 109 percent increase over the prior year’s fourth quarter net revenue of $2.9 million. Diagnostic services revenue, net of contractual discounts, from the Company’s laboratory operation was $3.9 million in the fourth quarter of 2005, an increase of 209 percent over the fourth quarter of 2004. Instrument related revenues increased 32 percent to $2.1 million for the fourth quarter of 2005 from $1.6 million in the fourth quarter of 2004.

                Gross profit in the fourth quarter of 2005 was $2.9 million, representing a gross margin of 48 percent. Operating expenses were $6.5 million in the fourth quarter of 2005, an increase of 21 percent compared to $5.4 million in the 2004 fourth quarter. The decrease in gross margin and increase in operating expenses were principally due to the expansion of the laboratory services infrastructure.

The net loss attributable to common stock for the fourth quarter of 2005 was $3.7 million or $0.06 per share, a 36 percent reduction from the loss reported in the fourth quarter of 2004 of $5.8 million or $0.11 per share.

Ron Andrews, President and CEO, said, “We ended the year on a very strong note as significant progress was made in both revenue growth and bottom line results in the fourth quarter. The strong increase in revenue in our diagnostic laboratory services was enhanced by our equipment business, where a concentrated sales effort resulted in impressive growth. At the same time, we are beginning to see the bottom line improvement that comes from increasing economies of scale.  These results cap off a year of dramatic change and growth at Clarient and have given our organization great momentum as we enter 2006 and our drive towards profitability.”

“Operationally, we have covered a great deal of ground since the launch last year of our aggressive plans to transform the company,” continued Andrews. “Now, not only do we have substantial traction within our diagnostic services operations, but with our distribution and development agreement with DAKO in place, we also have a strong platform for the expansion of our legacy equipment business. We are also in the process of combining our intellectual property with the newly licensed Support Vector Machine (SVM) technology which we believe will solidly position Clarient as a developer of biomarkers for the field of cancer diagnostics.”

Net revenue for the year ended December 31, 2005 was $20.1 million compared to $9.8 million for the same period in 2004, an increase of 106 percent. Net loss for the year ended December 31, 2005 was $14.8 million, or $0.27 per share, compared to a net loss of $19.6 million, or $0.41 per share, for the year ended December 31, 2004.

The balance of cash at December 31, 2005 was $9.3 million and the company had $5.5 million of availability under its revolving line of credit.

MORE-MORE-MORE

CLARIENT REPORTS 2005 FOURTH QUARTER RESULTS

Conference Call & Web Cast

                The Company will host a conference call and live web cast at 11:30 a.m. (Eastern) today to discuss and review results of operations. Interested participants may access the live web cast on the Investor page under the Upcoming Events section on the Company’s website (www.clarientinc.com).  Web cast listeners will be able to submit questions by emailing nathan@allencaron.com or clicking on the email address provided on the web cast page. Web participants are encouraged to go to the website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately 30 days.

About Clarient Inc.

                Clarient provides market leading technologies, services and expert support for the characterization, assessment and treatment of cancer, leading to more accurate diagnoses by pathologists, more confident treatment decisions by oncologists, a more efficient way to identify and develop pharmaceuticals and, ultimately, better outcomes for patients. A majority-owned subsidiary of Safeguard Scientifics, Inc., Clarient was formed in 1996 to develop and market the Automated Cellular Imaging System (ACIS). This digital imaging and assessment system allowed pathologists, for the first time, to obtain potentially more reliable, reproducible quantitative results for a broad range of slide-based diagnostic tests. In 2005, the ACIS and other leading diagnostic technologies such as flow cytometry and genetic testing were brought in-house to a state-of-the-art diagnostic laboratory and surrounded by a team of premier cancer specialists, forming the Clarient Diagnostic Services business. This facility and the Clarient team support the efforts of pathologists and the biopharmaceutical industry as a central resource for cancer diagnostics, disease interpretation, remote pathology, and contract research operations.

Clarient’s mission is to provide critical information to clinicians that will improve the quality and reduce the cost of patient care, and speed drug discovery. Many of the top clinical laboratories, hospitals, university medical centers and biopharmaceutical companies in the United States and Europe are currently using Clarient technology and services. Clarient and ACIS are registered trademarks of Clarient. For more information, visit www.clarientinc.com.

About Safeguard

Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. Safeguard provides growth capital as well as a range of strategic, operating and management resources to our partner companies.  The company participates in expansion financings, corporate carve-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings.  For more information about Safeguard, please visit www.safeguard.com.

The statements herein regarding Clarient, Inc. contain forward-looking statements that involve risks and uncertainty. Future events and the Company’s actual results could differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to  the Company’s ability to obtain additional financing on acceptable terms or at all, the Company’s ability to continue to develop and expand its instrument systems business and its diagnostic laboratory services business, the Company’s ability to successfully  consolidate the Company’s operations  into one new facility, the performance and acceptance of the Company’s system in the market place, the success of the Company’s development and distribution arrangement with DAKO, the Company’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payer reimbursement for tests performed using the Company’s system,  unanticipated expenses or liabilities or other adverse events affecting cash flow, uncertainty of success in developing any new software applications, failure to obtain FDA clearance or approval for particular applications, the Company’s ability to compete with other technologies and with emerging competitors in cell imaging and dependence on third parties for collaboration in developing new tests and in distributing the Company’s systems and tests performed on the system, and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Recent experience with respect to instrument placements, new contracts for placements, revenues and results of operations may not be indicative of future results for the reasons set forth above. The company does not assume any obligation to update any forward-looking statements or other information contained in this document.

-Tables to Follow-

CLARIENT REPORTS 2005 FOURTH QUARTER RESULTS

Clarient, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue:
Diagnostic services	$3,883	$1,257	$11,439	$2,238
Instrument systems and other	2,144	1,626	8,710	7,531
Total revenue, net	6,027	2,883	20,149	9,769

Cost of revenue	3,154	3,216	11,208	7,440
Gross profit	2,873	(333)	8,941	2,329

Gross profit%	47.7%	(11.5% )	44.4%	23.8%

Expenses:
Selling, general and administrative	3,590	3,408	13,414	13,710
Diagnostic services administration	1,787	946	6,312	3,499
Research and development	1,137	1,042	3,805	4,612
Total operating expenses	6,514	5,396	23,531	21,821

Other expense	59	36	212	108

Net loss attributable to common stock	$(3,700)	$(5,765)	$(14,802)	$(19,600)

Net loss per common share:
Basic	$(0.06)	$(0.11)	$(0.27)	$(0.41)
Diluted	$(0.06)	$(0.11)	$(0.27)	$(0.41)

Weighted average number of common shares outstanding	60,647,354	51,473,850	53,971,275	48,134,947

CLARIENT REPORTS 2005 FOURTH QUARTER RESULTS

Clarient, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2005	2004

Cash and cash equivalents	$9,333	$10,045
Accounts receivable, net	4,786	2,660
PP&E, net	8,007	5,344
All other assets, net	3,123	2,108

Total assets	$25,249	$20,157

Total liabilities	$12,787	$8,269
Stockholders’ equity	12,462	11,888

Total liabilities and stockholders’ equity	$25,249	$20,157

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